Press Release UGI Announces Recent Transactions that Increase Short-Term Liquidity by Over $200 million VALLEY FORGE, Pa., March 26, 2020 – On March 20, 2020, UGI Corporation (NYSE:UGI) announced that its subsidiary, UGI Utilities, Inc., entered into a Note Purchase Agreement for a $150 million private placement priced at 3.12% with a maturity date of April 2050. Funding is scheduled for April 16, 2020, and proceeds from the Note Purchase Agreement will be used primarily to reduce short- term borrowings. In addition, on March 6, 2020, UGI’s subsidiary, UGI Energy Services, LLC, increased its Senior Secured Revolving Credit Facility by $60 million to $260 million in total and extended the maturity of the facility to March 2025. Together, the transactions increase UGI’s short- term liquidity by approximately $210 million. “UGI’s philosophy has always been to practice sound balance sheet management and maintain strong liquidity. The completion of these two deals further strengthens our liquidity position at a crucial time,” said John L. Walsh, President and Chief Executive Officer of UGI. “UGI Corporation’s balance sheet is positioned well to handle the challenges we are all facing as a result of COVID-19. Our total available liquidity balance as of February 29, 2020, which was prior to the notes private placement and upsize of our revolver, totaled $1.15 billion. Both the Natural Gas and Global LPG businesses have access to capital as available financing capacity is spread fairly evenly across our businesses. Typically, as we exit the winter heating season our working capital requirements subside and our cash generation increases. A strong balance sheet supports UGI’s long-term commitments to shareholders and ensures that we can serve our customers in challenging times. Lastly, we continue to refine our views on the impact of both warm weather and COVID-19 on our second quarter and fiscal 2020 results. We intend to update guidance as more information becomes available.” About UGI Corporation UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing in eleven states, the District of Columbia and internationally in France, Belgium, the Netherlands and the UK. Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com. Investor Relations Brendan Heck, 610-337-1000 ext. 6608 Alanna Zahora 610-337-1000 ext. 1004 Shelly Oates, 610-337-1000 ext. 3202